FOR IMMEDIATE RELEASE

NORWOOD FINANCIAL CORP. AND NORTH PENN BANCORP, INC.
ANNOUNCE RECEIPT OF REGULATORY APPROVALS
AND ANTICIPATED CLOSING DATE FOR ACQUISITION
OF NORTH PENN BANCORP, INC.

(May 2, 2011) Honesdale and Scranton, PA – Norwood Financial Corp. (NASDAQ Global Market: NWFL), the holding company for Wayne Bank headquartered in Honesdale, Pennsylvania, and North Penn Bancorp, Inc. (OTCBB: NPBP) the holding company for North Penn Bank, Scranton, Pennsylvania, today announced that Norwood Financial had received final regulatory approvals for its proposed acquisition of North Penn Bancorp.  Norwood Financial and North Penn Bancorp additionally announced that, subject to the satisfaction of various closing conditions, the closing date for the acquisition would be May 31, 2011.

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp commented “We are pleased to set a closing date for our merger with North Penn.  The staff of both organizations are busy working to integrate North Penn and Wayne Bank.  We expect our consolidated larger Bank to offer expanded products and services throughout Northeastern Pennsylvania.  We look forward to welcoming North Penn stockholders, customers and employees.”

Norwood Financial Corp, through its subsidiary Wayne Bank, operates eleven offices in Wayne, Pike and Monroe Counties.  The Company’s stock is traded on the NASDAQ Global Market, under the symbol “NWFL”.

North Penn Bancorp, Inc., the parent company of North Penn Bank, operates from five offices located in Lackawanna and Monroe Counties.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Norwood Financial and North Penn Bancorp. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Norwood Financial and North Penn Bancorp, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Norwood Financial and North Penn Bancorp are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Norwood Financial files with the Securities and Exchange Commission.

Additional Information About the Merger and Where to Find It

In connection with Norwood Financial’s proposed acquisition of North Penn Bancorp, Norwood Financial has filed a registration statement on Form S-4 with the SEC containing a proxy statement/prospectus dated February 25, 2011, which has been mailed to North Penn Bancorp stockholders.  Investors are urged to read these materials, and any other documents filed by Norwood Financial or North Penn Bancorp with the SEC, because they contain or will contain important information about Norwood Financial, North Penn Bancorp and the merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by Norwood Financial with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

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Contact: Norwood Financial, Inc. William S. Lance, Chief Financial Officer, (570) 253-1455 or North Penn Bancorp, Inc. Frederick L. Hickman, President, and Chief Executive Officer, (570) 344-6113.